Exhibit 99.1

NEWS RELEASE

CONTACT:

CreditRiskMonitor.com, Inc.

Jerry Flum, CEO

(845) 230-3000

ir@crmz.com

FOR IMMEDIATE RELEASE

William B. Danner named President of CreditRiskMonitor.com, Inc.

VALLEY COTTAGE, NY - May 17, 2007 - CreditRiskMonitor (OTCBB: CRMZ) announced today the appointment of William B. Danner as the company’s President. He will report to Jerry Flum, CEO. Mr. Danner has served as the company’s Chief Operating Officer for the past 18 months. He originally joined the company in May 2005 as head of Marketing.

Mr. Danner’s experience includes over 20 years of financial services and information services marketing. Prior to joining CreditRiskMonitor, his experience included brand strategy and business development consulting for financial services clients at Citigate Albert Frank. From 1997 to 2001, he was Vice President of Market Development at MetLife.

From 1991 to 1997, he was at Dun & Bradstreet, managing two P&L’s and launching several highly successful products. He ultimately served as Vice President, Strategic Planning at D&B. Before D&B, he held a series of progressively responsible marketing positions during nearly 10 years at GE Capital and GE Information Services.

Mr. Danner, age 50, was born in Boston. He earned a BA in Economics at Harvard College and an MBA at Harvard Business School. He and his family reside in New York City.

Mr. Flum said, “Bill has done an outstanding job improving the company’s operations, developing a cohesive team, leading our development and increasing revenue. In his new role, Bill will be responsible for the company-wide execution of our growth strategy.”

CreditRiskMonitor (http://www.crmz.com) is an Internet-based publisher of financial information, designed to save time for busy corporate credit professionals. The service offers comprehensive commercial credit reports covering public companies worldwide and includes detailed financial statements, ratio analysis and trend reports, peer analyses, credit scores, company background information, and Moody’s and Standard & Poor’s ratings. It includes trade payment data and public record filings on millions of U.S. companies. The service also provides continuous news monitoring that keeps subscribers up to date on events affecting the creditworthiness of companies. The Company now provides an interactive service for subscribers to use in calculating recommended credit line limits for their customers, as well as a facility for monitoring daily changes in these credit limit recommendations and alert subscribers to take action.

Safe Harbor Statement: Certain statements in this press release, including statements prefaced by the words “anticipates”, “estimates”, “believes”, “expects” or words of similar meaning, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as “risk factors” or otherwise in the Company’s Registration Statements or Securities and Exchange Commission Reports.